News Release

AGL Resources reports second quarter 2013 earnings

•	Second quarter 2013 diluted GAAP EPS of $0.41 versus second quarter 2012 diluted GAAP EPS of $0.28 and second quarter 2012 adjusted EPS of $0.30, which excludes Nicor merger-related expenses

•	First six-months 2013 diluted GAAP EPS of $1.72 versus first six-months 2012 diluted GAAP EPS of $1.40 and first six-months of 2012 adjusted EPS of $1.47, which excludes Nicor merger-related expenses

•
Slightly colder-than-normal weather contributed $0.05 of additional EPS for the first six-months of 2013 compared to normal; year-over-year, the weather impact was $0.18 due to record warmth in 2012 that resulted in lower operating margin

•	Sale of Compass Energy contributed $0.04 to diluted EPS in second quarter 2013

•	Expect full-year 2013 diluted EPS to be near the high end of previously established guidance range of $2.50 - $2.70

ATLANTA, July 31, 2013 -- AGL Resources Inc. (NYSE: GAS) today reported second quarter 2013 net income attributable to AGL Resources Inc. of $49 million, or $0.41 per basic and diluted share. Earnings before interest and taxes (EBIT) for second quarter of 2013 were $129 million.

For the first six months of 2013, net income attributable to AGL Resources Inc. was $203 million, or $1.72 per basic and diluted share. EBIT for the first six months of 2013 was $433 million.

	Second quarter 2013			Six months 2013
Diluted EPS	2Q13	2Q12	Variance	YTD-13	YTD-12	Variance
GAAP (1)	$0.41	$0.28	$0.13	$1.72	$1.40	$0.32
Adjusted to exclude 2012 merger-related costs (2)	$0.41	$0.30	$0.11	$1.72	$1.47	$0.25
Adjusted to exclude wholesale services (1)	$0.38	$0.35	$0.03	$1.61	$1.42	$0.19
(1)	Sale of Compass Energy generated diluted EPS of $0.04 for the three and six months ended June 30, 2013.
(2)	A reconciliation of these non-GAAP measures to GAAP financial measures can be found at the end of this release.

“We continued to demonstrate solid performance through the second quarter of the year. Building on an excellent first quarter, we reported year-over-year gains in all business segments through June, with the exception of midstream operations which remains hampered by low natural gas price volatility,” said Andrew W. Evans, executive vice president and chief financial officer of AGL Resources Inc. “Through the first six months of the year, consolidated EBIT increased by $67 million, an 18% improvement compared to the same period last year. After normalizing for last year’s record warm weather as well as the gain on our sale of Compass Energy in the second quarter, we still recorded an EBIT improvement of $22 million due primarily to ongoing infrastructure investment and effective expense management.”

John W. Somerhalder II, chairman, president and chief executive officer of AGL Resources said, “The stage is set for a strong second half of the year. We have executed a weather hedge related to Nicor Gas which significantly mitigates our weather exposure in Illinois during the fourth quarter. In addition, several key legislative and regulatory outcomes in Georgia, Illinois and New Jersey are expected to extend our platform of prudent and robust capital deployment across our utilities. The investments we are making in our regulated business, as well as two opportunistic acquisitions at our retail businesses, position us well for stable growth in our two largest operating segments.” Somerhalder continued, “Given our solid results through the first six months and our outlook for the second half of the year, we now expect to achieve diluted earnings per share near the high end of our guidance range of between $2.50 and $2.70 on a consolidated basis. While we continue to track in line with our targets for the wholesale services segment, consolidated GAAP results can be impacted by mark-to-market accounting related to changes in natural gas prices and storage and transportation spreads in this segment.”

Second Quarter and Six-Months 2013 EBIT Results by Segment

(in millions)	2Q13 EBIT	2Q12 EBIT	Variance	% 2013 EBIT Contribution	6-mos 2013 EBIT	6-mos 2012 EBIT	Variance	% 2013 EBIT Contribution
Distribution operations	$109	$100	$9	84%	$327	$294	$33	75%
Retail operations (1)	12	14	(2)	9	82	74	8	19
Wholesale services (2)	11	(9)	20	8	26	10	16	6
Midstream operations	-	2	(2)	<1	2	5	(3)	<1
Cargo shipping	(1)	(1)	-	<1	1	-	1	<1
Other (3)	(2)	(6)	4	n/a	(5)	(17)	12	n/a
Total	$129	$100	$29	100%	$433	$366	$67	100%
(1)	Before minority interest distribution of $1 million for 2Q13 and 2Q12, and $11 million and $10 million for six months 2013 and six months 2012, respectively.
(2)	2Q13 and 6-mos 2013 EBIT includes $11 million EBIT gain on the sale of Compass Energy.
(3)	Includes Nicor merger-related expense of $3 million for 2Q12 and $13 million for six months 2012.

Distribution Operations EBIT Variance Drivers

•	Second quarter 2013 EBIT improved by $9 million compared to same period in the prior year.

o	Operating margin improved $10 million mainly as a result of a combination of colder weather and higher usage across the regulated utilities.

o	Operating margin also improved $10 million as a result of increased revenues from regulatory infrastructure programs, primarily at Atlanta Gas Light.

o
Operations and maintenance expenses increased $7 million relative to the prior-year period, excluding pass through expenses, primarily as a result of returning to targeted levels of incentive compensation. O&M expenses have otherwise decreased slightly due to an ongoing focus on expense management.

o	Depreciation and amortization was higher by $4 million year-over-year as a result of infrastructure improvements.

•	Six-months 2013 EBIT improved by $33 million compared to same period in the prior year.

o	Operating margin improved $27 million mainly as a result of a combination of colder weather and higher usage across the regulated utilities.

o	Operating margin also improved $18 million for six-months 2013 as a result of increased revenues from regulatory infrastructure programs, primarily at Atlanta Gas Light.

o
Operations and maintenance expenses increased $8 million relative to the prior-year period, excluding pass through expenses, primarily as a result of returning to targeted levels of incentive compensation.  O&M expenses have otherwise decreased slightly, as noted above.

o	Depreciation and amortization was higher by $6 million year-over-year as a result of infrastructure improvements.

Retail Operations EBIT Variance Drivers

•	Second quarter 2013 EBIT decreased by $2 million compared to same period in the prior year.

o	Weather in Georgia was 147% colder than second quarter of 2012, resulting in a $4 million EBIT improvement year-over-year, net of the effect of weather hedges.

o	Margin also increased by $8 million due to the January 2013 addition of retail service contracts.

o	These margin improvements were offset by $4 million of lower margin in Illinois related to the timing of revenue recognition associated with the fixed bill product.

o
Operations and maintenance expense increased by $9 million compared to the same period in the prior year, mainly due to the January 2013 acquisition of retail service contracts. In addition, bad debt expense increased $2 million as a result of colder weather and natural gas prices that were higher than in the prior year.

•	Six-months 2013 EBIT improved by $8 million compared to same period in the prior year.

o	Weather in Georgia was 55% colder than first six months of 2012, resulting in a $14 million EBIT improvement year-over-year, net of the effect of weather hedges.

o	The retail service contract acquisition noted above added margin of $12 million through June 2013.

o	These margin improvements were offset by an increase in transportation and gas costs and lower retail price spreads of a combined $10 million.

o
Operations and maintenance expense increased by $9 million compared to the same period in the prior year, due primarily to the addition of retail service contracts and increased bad debt expense, as noted above.

Wholesale Services EBIT Variance Drivers

•	Second quarter 2013 EBIT improved by $20 million compared to same period in the prior year.

o	The sale of Compass Energy in May 2013 resulted in an $11 million EBIT gain for the segment.

o
Commercial activity improved by $13 million year-over-year primarily driven by the recognition of operating margin resulting from cash optimization opportunities in the Northeast supply constrained corridor and the recognition of operating margin associated with physical withdrawal of gas in storage that had been economically hedged in prior periods.

o
A $5 million hedge gain, net of lower-of-cost-or-market (LOCOM) inventory adjustments, was recorded for the segment in the second quarter of 2013, compared to a $10 million hedge gain, with no LOCOM adjustment, in the second quarter of 2012.

o	Operating expenses were down 8% compared to the prior period due to a continued focus on expense management.

•	Six-months 2013 EBIT improved by $16 million compared to same period in the prior year.

o	The sale of Compass Energy, as noted above, contributed EBIT of $11 million for the first six months of 2013.

o	Commercial activity improved by $32 million year-over-year primarily driven by cash optimization activities and the physical withdrawal of gas in storage, as noted above.

o	An $8 million hedge loss, net of LOCOM, was recorded for the segment for the first six months of 2013 compared to a $21 million hedge gain, net of LOCOM, in the prior period.

o	Operating expenses were down 7% compared to the prior period.

•	The storage rollout schedule is $14 million as of June 30, 2013 compared to $27 million at December 31, 2012 and $47 million at June 30, 2012.

Midstream Operations EBIT Variance Drivers

•
Second quarter and first six-months 2013 EBIT decline was driven by higher operating expenses related to new facilities being placed into service in 2012 and re-contracting at lower rates at Jefferson Island.

Cargo Shipping EBIT Variance Drivers

•
Second quarter 2013 EBIT was in line with the prior year. The EBIT improvement for the first six months of 2013 was driven by an 11% increase in twenty-foot-equivalent units (TEUs) and lower depreciation and amortization expense, offset by lower rates and increased operating and maintenance expenses associated with higher TEUs. Due to the seasonal nature of the business, substantially all of the operating income for the cargo shipping segment is expected in the fourth quarter.

INTEREST EXPENSE, INCOME TAXES AND MINORITY INTEREST

•
Interest expense for the second quarter of 2013 was $46 million, an increase of $1 million compared to the second quarter of 2012. Interest expense for the first six months of 2013 was $92 million, essentially flat year-over-year.

•
Income tax expense for the second quarter of 2013 was $33 million compared to $20 million second quarter  of 2012 due to higher consolidated earnings for the quarter relative to the prior year. Income tax expense for the first six months of 2013 was $127 million compared to $100 million first six months of 2012, also due to higher earnings relative to the prior year.

•
Net income attributable to minority interest was $1 million, essentially flat year-over-year. Net income attributable to minority interest for the first six months of 2013 was $11 million compared to $10 million for the first six months of 2012. This reflects the 15% partner’s share in the SouthStar Energy Services net income.

EARNINGS CONFERENCE CALL/WEBCAST

AGL Resources will hold a conference call to discuss its second quarter 2013 results on July 31, 2013 at 9 a.m. Eastern Time. The conference call will be webcast, and can be accessed via the Investor Relations section of the company's Web site (www.aglresources.com). Participants also may listen via telephone by dialing 866.318.8615 if calling from the U.S., or 617.399.5134 if dialing from outside of the U.S. (Passcode: 55418729). For participants on the telephone, please place your call 10 minutes prior to the start of the call. The webcast will be archived on the Investor Relations section of the company’s website. A telephone replay will be available for seven days following the call and can be accessed by dialing 888.286.8010 from the U.S., or 617.801.6888 from outside of the U.S. (Passcode: 59940100).

About AGL Resources

AGL Resources (NYSE: GAS) is an Atlanta-based energy services holding company with operations in natural gas distribution, retail operations, wholesale services, midstream operations and cargo shipping. AGL Resources serves approximately 4.5 million utility customers through its regulated distribution subsidiaries in seven states. The company also serves approximately 630,000 retail energy customers and approximately 1.2 million customer service contracts through its SouthStar Energy Services joint venture and Pivotal Home Solutions, which market natural gas and related home services. Other non-utility businesses include asset management for natural gas wholesale customers through Sequent Energy Management, ownership and operation of natural gas storage facilities, and ownership of Tropical Shipping, one of the largest containerized cargo carriers serving the Bahamas and Caribbean region. AGL Resources is a member of the S&P 500 Index.

Forward-Looking Statements

Certain expectations and projections regarding our future performance referenced in this press release, in other reports or statements we file with the SEC or otherwise release to the public, and on our website, are forward-looking statements. Senior officers and other employees may also make verbal statements to analysts, investors, regulators, the media and others that are forward-looking. Forward-looking statements involve matters that are not historical facts, such as statements regarding our future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. Because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "believe," "can," "could," "estimate," "expect," "forecast," "future," "goal," "indicate," "intend," "may," "outlook," "plan," "potential," "predict," "project," "seek," "should," "target," "would," or similar expressions. Forward-looking statements contained in this press release include, without limitation, the quote from John W. Somerhalder II and our 2013 earnings outlook and related expectations and assumptions.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation including any changes related to climate change; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; the impact on cost and timeliness of construction projects by government and other approvals, development project delays, adequacy of supply of diversified vendors, unexpected change in project costs, including the cost of funds to finance these projects; limits on pipeline capacity; the impact of acquisitions and divestitures; our ability to successfully fully integrate operations that we have or may acquire or develop in the future, direct or indirect effects on our business, financial condition or liquidity resulting from any change in our credit ratings, or any change in the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions, including disruptions in the capital markets and lending environment; general economic conditions; uncertainties about environmental issues and the related impact of such issues, including our environmental remediation plans; the impact of our depreciation study for Nicor Gas and related legislation; the impact of changes in weather, including climate change, on the temperature-sensitive portions of our business; the impact of natural disasters, such as hurricanes, on the supply and price of natural gas and on our cargo shipping business; acts of war or terrorism; the outcome of litigation; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made. We undertake no obligation to publicly revise any forward-looking statement, whether as a result of future events, new information or otherwise, except as required under United States federal securities law.

Supplemental Information

Company management evaluates segment financial performance based on earnings before interest and taxes (EBIT), which include the effects of corporate expense allocations. EBIT is a non-GAAP (accounting principles generally accepted in the United States of America) financial measure that includes operating income and other income and expenses. Items that are not included in EBIT are income taxes and financing costs, including debt and interest expense, each of which the company evaluates on a consolidated basis.  The company believes EBIT is a useful measurement of its performance because it provides information that can be used to evaluate the effectiveness of its businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

In addition, in this press release AGL Resources has presented a non-GAAP measure of adjusted earnings per share (EPS) that excludes expenses incurred with respect to the Nicor merger and a non-GAAP measure of adjusted EPS that excludes the wholesale services segment. As the company does not routinely engage in transactions of the magnitude of the Nicor merger, and consequently does not regularly incur transaction and integration-related expenses of correlative size, the company believes presenting EPS excluding Nicor merger-related expenses provides investors with an additional measure of AGL Resources’ core operating performance. Examples of such expenses related to the merger and integration are: employee severance, relocation, consulting services, temporary labor and certain travel costs. In addition, the company believes that presenting EPS excluding wholesale services provides investors with additional measure of core operating performance excluding the volatility effects resulting from mark-to-market accounting in the wholesale services segment. Details related to these adjustments are included in the management discussion and analysis section of the Annual Report on Form 10-K.

EBIT and adjusted EPS should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than net income attributable to AGL Resources Inc. or EPS as determined in accordance with GAAP. In addition, the company's EBIT and adjusted EPS may not be comparable to similarly titled measures of another company.

Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company's Web site at http://www.aglresources.com/ under the Investor Relations section.

AGL RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three months ended June 30,			Six months ended June 30,
In millions, except per share amounts	2013	2012	Fav / (Unfav)	2013	2012	Fav / (Unfav)
Operating revenues (include revenue taxes of $24 and $74 for the three and six months in 2013 and $14 and $55 for the three and six months in 2012)	$904	$686	$218	$2,613	$2,090	$523
Operating expenses
Cost of goods sold	407	240	(167)	1,380	959	(421)
Operation and maintenance	233	218	(15)	492	463	(29)
Depreciation and amortization	109	102	(7)	216	206	(10)
Taxes other than income taxes	44	32	(12)	115	96	(19)
Nicor merger expenses	-	3	3	-	13	13
Total operating expenses	793	595	(198)	2,203	1,737	(466)
Gain on sale of Compass Energy	11	-	11	11	-	11
Operating income	122	91	31	421	353	68
Other income	7	9	(2)	12	13	(1)
Interest expense, net	(46)	(45)	(1)	(92)	(92)	-
Earnings before income taxes	83	55	28	341	274	67
Income tax expense	33	20	(13)	127	100	(27)
Net income	50	35	15	214	174	40
Less net income attributable to the noncontrolling interest	1	1	-	11	10	(1)
Net income attributable to AGL Resources Inc.	$49	$34	$15	$203	$164	$39

Earnings per common share
Basic	$0.41	$0.28	$0.13	$1.72	$1.40	$0.32
Diluted	$0.41	$0.28	$0.13	$1.72	$1.40	$0.32

Weighted average shares outstanding
Basic	117.8	116.9	(0.9)	117.6	116.8	(0.8)
Diluted	118.2	117.2	(1.0)	117.9	117.1	(0.8)

AGL Resources Inc.
EBIT schedule and reconciliation to Net Income
For the Three and Six Months Ended June 30, 2013 and 2012
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
In millions, except per share amounts	2013	2012	Fav / (Unfav)	2013	2012	Fav / (Unfav)
Distributions operations	$109	$100	$9	$327	$294	$33
Retail operations	12	14	(2)	82	74	8
Wholesale services	11	(9)	20	26	10	16
Midstream operations	-	2	(2)	2	5	(3)
Cargo shipping	(1)	(1)	-	1	-	1
Other	(2)	(6)	4	(5)	(17)	12
Consolidated EBIT	129	100	29	433	366	67
Interest expenses, net	46	45	(1)	92	92	-
Income tax expense	33	20	(13)	127	100	(27)
Net income	50	35	15	214	174	40
Less net income attributable to the noncontrolling interest	1	1	-	11	10	(1)
Net income attributable to AGL Resources Inc.	$49	$34	$15	$203	$164	$39

AGL Resources Inc.
Reconciliation of Earnings per Share to Adjusted Earnings per Share
(Unaudited)

Adjusted to exclude Nicor merger related costs and wholesale services:

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Basic earnings per share – as reported	$0.41	$0.28	$1.72	$1.40
Transaction costs of Nicor merger (per share)	-	0.02	-	0.07
Basic earnings per share – as adjusted	$0.41	$0.30	$1.72	$1.47
Wholesale services (per share)	(0.03)	0.05	(0.11)	(0.05)
Basic earnings per share – as adjusted	$0.38	$0.35	$1.61	$1.42

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Diluted earnings per share – as reported	$0.41	$0.28	$1.72	$1.40
Transaction costs of Nicor merger (per share)	-	0.02	-	0.07
Diluted earnings per share – as adjusted	$0.41	$0.30	$1.72	$1.47
Wholesale services (per share)	(0.03)	0.05	(0.11)	(0.05)
Diluted earnings per share – as adjusted	$0.38	$0.35	$1.61	$1.42